EXHIBIT 10.1

GENERAL RELEASE AND AGREEMENT
This General Release and Agreement ("Release Agreement") is entered into by Circor, Inc. and CIRCOR International, Inc. (collectively, "Circor" or "the Company") and A. William Higgins (the "Executive").
WHEREAS, pursuant to Section 2(c) of the Severance Agreement entered into between Circor, Inc. and the Executive on March 28, 2008 ("the Severance Agreement"), the Company has agreed to pay certain severance benefits (the “Severance Benefits”) if the Executive signs a general release of claims in a form and manner satisfactory to the Company (“General Release”); and
WHEREAS, as additional consideration for the General Release, the Company wishes to accelerate the vesting of certain equity awards previously made to the Executive as set forth in Exhibit A attached hereto (the “Accelerated Equity”);
and
WHEREAS, the Company agrees to provide Executive with, and the Executive desires to receive the Severance Benefits in the Agreement and the Accelerated Equity; and
WHEREAS, the Executive and Circor understand that the Severance Agreement remains in full force and effect.
NOW, THEREFORE, the Executive is provided a General Release of claims by Circor as follows:
1.    Acceleration of Equity. In partial consideration of the General Release below, the Company agrees to accelerate the vesting of certain tranches of equity awards previously made to the Executive as set forth on Exhibit A attached hereto.

2.    Release and Waiver of Claims. In exchange for the Severance Benefits contained in the Agreement and the Accelerated Equity, Executive hereby RELEASES, waives, and surrenders any and all claims, demands, and causes of action that the Executive, his heirs, executors, administrators, agents, attorneys, representatives, or assigns have or may have against the Company based on any event or circumstance arising or occurring prior to and including the date of Executive's execution of this Agreement, including but not limited to any claims relating to Executive's employment or termination of employment by the Company, any rights of continued employment, reinstatement or reemployment by the Company, and any costs or attorneys' fees incurred by Executive, PROVIDED, HOWEVER, that Executive is not waiving, releasing or giving up any rights Executive may have to test the knowing and voluntary nature of the Agreement under the Older Workers Benefit Protection Act or to workers' compensation or unemployment insurance benefits, to earned, banked or accrued but unused vacation pay, to vested benefits under any pension or savings plan, to continued benefits in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, to any rights of indemnification under CIRCOR International, Inc.'s Certificate of Incorporation, By-laws, Delaware law or the Director and Officer Indemnification Agreement in effect between the Company and the Executive, or to enforce the terms of this Agreement.
3.    Representations Regarding Release and Waiver of Claims. Executive represents that he has no pending claim against the Company, has not filed a complaint, charge or claim with any court, agency, or other tribunal against the Company and has not assigned any claim against the Company to any person or entity. Moreover, to confirm parties' mutual understanding and intentions with respect to the release and waiver set forth in paragraph 1 above, Executive specifically acknowledges and agrees as follows:

(a)
that this Agreement is intended to be a general release that permanently extinguishes all claims by Executive against the Company (except for claims expressly excluded by the proviso at the end of paragraph 2, above) to the fullest extent permitted by law;

(b)
that this release includes both known and unknown claims, which means that the Executive is finally and forever waiving and giving up claims that the Executive does not know or suspect that he has or may have as of the date that he signs this Agreement;

(c)
that without limiting the foregoing, Executive is waiving and giving up any rights and claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act (ADEA), the Older

Workers Benefit Protection Act (OWBPA), the Equal Pay Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Rehabilitation Act of 1973, Executive Order 11246, the False Claims Act, 42 U.S.C. § 1981, the Massachusetts Fair Employment Practices Act (General Laws Ch.151B), the Massachusetts Equal Pay Act (General Laws Ch.149, §105A), the Massachusetts Civil Rights Act (General Laws Ch.12, §§11H, 11I), the Massachusetts Equal Rights Act (General Laws Ch.93, §§102, 103); and including any other state, municipal or other federal law, statute, public policy, order, or regulation affecting or relating to the claims and rights of employees, including but not limited to any state, federal or municipal law, statute, public policy, order, or regulation of the Commonwealth of Massachusetts; and including any and all claims and suits in tort or contract.

(d)
that Executive is waiving and giving up any claim that he has or may have to obtain any monetary recovery or equitable relief from the Company, including, but not limited to back pay, front pay, interest, attorney's fees and costs, liquidated damages, contract damages, punitive, compensatory, or consequential damages, and any other form of monetary or non-monetary relief under any theory of law or liability whatsoever;

(e)
that Executive is waiving and giving up any claim he has or may have arising from the terms, conditions, or circumstances of his/her employment and/or the termination of such employment, but that the release and waiver do not affect any claims which arise after the Effective Date of this Agreement including but not limited to any claims for indemnification that might arise under under CIRCOR International, Inc.'s Certificate of Incorporation, By-laws, Delaware law or the Director and Officer Indemnification Agreement in effect between the Company and the Executive.

4.    Release and Waiver of Age Discrimination Claims. Because this Agreement includes a release and waiver of claims under the Age Discrimination in Employment Act of 1967, Executive is entitled to the following disclosures to ensure that his release and waiver of age discrimination claims is knowing and voluntary:

(a)	Executive is advised that this Agreement affects his legal rights, and that he should consult with an attorney prior to signing the Agreement;

(b)	Once the Executive signs the Agreement, he has an additional seven (7) days within which to notify the Company that he wishes to revoke the Agreement;

(c)
This Release Agreement will not become effective until the eighth day following Executive's execution of this Release Agreement (as long as Executive does not provide timely notification of revocation).

5.    Ongoing Non-Competition, Solicitation and Confidentiality Obligations Preserved. Executive specifically acknowledges and reaffirms his ongoing obligations to the Company, including but not limited to those which are contained in Section 7 of the Severance Agreement.

6.    Defamation and Disparagement. Executive agrees not to make any verbal or written statement that would disparage the Company or be likely to harm its business or reputation. In return, the

Company agrees that it shall not issue any public statement that would disparage the Executive or be likely to harm Executive's reputation. The Company further agrees that the members of its Board of Directors and its executive officers shall not make any verbal or written statement that would disparage Executive or be likely to harm Executive's reputation. Nothing provided in this paragraph 6, however, shall prevent either party from testifying truthfully in any regulatory, court or other legal proceeding.

7.    Acceptance. Executive may accept this Agreement by delivering an executed copy of the Agreement to:
Alan J. Glass, General Counsel
[at the Company's home office address]

on or after Executive's Termination Date.

8.    Revocation. Executive may revoke this Release Agreement within seven (7) days after it is executed by Executive by delivering a written notice of revocation to:

Alan J. Glass, General Counsel
[at the Company's home office address]

no later than the close of business on the seventh (7th) calendar day after this Release Agreement was signed by Executive. This Release Agreement will not become effective or enforceable until the eighth (8th) calendar day after Executive signs it, which date shall be known as “the Effective Date.” If Executive revokes this Release Agreement, the parties shall have no obligations under this Release Agreement, and this Agreement shall be considered null and void.

9.    Non-Admission. This Agreement does not constitute and shall not be construed as an admission by the Company that it has violated any law, interfered with any rights, breached any obligation or otherwise engaged in any improper or illegal conduct with respect to Executive, and the Company expressly denies that it has engaged in any such conduct.

10.    Breach. If Executive breaches any provision of the Agreement, the Company may withhold any remaining payments hereunder and demand repayment of any payments already made, in which case Executive will forfeit any remaining payments hereunder and promptly return to the Company any payments the Company already made to Executive. Any forfeiture or repayment by Executive will be in addition to and not in lieu of any other remedy provided for herein or otherwise available to the Company on account of a breach by Executive, including the Company's entitlement to seek injunctive relief from a court ordering Executive to cease violating his obligations, recovery of any damages sustained and any other applicable remedies on account of a breach by Executive.

CIRCOR, INC.

/s/ A. William Higgins                 By    /s/ Alan J. Glass
A. William Higgins
Title:    Vice President and Clerk

Date:    December 5, 2012                Date:    December 5, 2012

EXHIBIT A TO GENERAL RELEASE AGREEMENT

Schedule A

Long-Term Equity Awards

Award Date	Nature of Award	#Options/RSUs	Original Vesting/Exercise Date	Accelerated Vesting/Exercise Date
3/1/2010	Stock Options	11.554	3/1/2013	12/6/2012
3/5/2012	Stock Options	8.243	3/5/2013	12/6/2012
2/26/2007	RSUs	2.577	2/26/2013	12/6/2012
2/28/2011	RSUs	2.938	2/28/2013	12/6/2012
3/1/2008	RSUs	1.647	3/1/2013	12/6/2012
3/1/2010	RSUs	5.308	3/1/2013	12/6/2012
3/2/2009	RSUs	5.536	3/2/2013	12/6/2012
3/2/2009	RSUs	1.575	3/2/2013	12/6/2012
3/5/2012	RSUs	3.564	4/5/2013	12/6/2012

Management Stock Purchase Plan RSU Awards (“MIPs”)*

Award Date	Original Vesting/Exercise Date	#Original MIPs	#MIPs vested on termination date under Plan terms	Additional #MIPs to be Vested as of 12/06/12
2/28/2011	2/28/2014	9.257	3.085	3.085
3/5/2012	3/5/2015	7.595	—	2.531
*Cash deferred into MIPs not vested will be returned in accordance with the terms of the Management Stock Purchase Plan. Due to IRC Section 409A limitations, payment of MIPs and return of cash will not be made until expiration of six months from the Termination Date of December 6, 2012.